Exhibit 99.1

For Immediate Release

December 22, 2021

Sunshine Biopharma Announces $1,361,000 in Debt Reduction

Montreal, Quebec, Canada – (GLOBE NEWSWIRE) – Sunshine Biopharma Inc. (OTC PINK: “SBFM”), a pharmaceutical company focused on the research, development and commercialization of oncology and antiviral drugs, today announced that on December 20, 2021, the Company issued 2,904,833 shares of Common Stock in favor of RB Capital Partners, Inc. (“RB Capital”) in connection with the conversion of $1,361,000 in convertible debt at an average conversion price of $0.47 per share. The total debt remaining on the books of the Company is $1,900,000 convertible at an average price of $0.30 per share with maturity dates in April, July and August 2023.

“This debt conversion strengthens the financial condition of the Company and conserves the cash on hand for our ongoing research and development activities of our antiviral and anticancer drugs,” said, Camille Sebaaly, CFO of Sunshine Biopharma. “We thank RB Capital for believing in us and for their continued support,” he added.

About Sunshine Biopharma

Severe Acute Respiratory Syndrome-Coronavirus-2 (SARS-CoV-2) is the causative agent of the ongoing COVID-19 pandemic that has claimed the lives of over 5.3 million people worldwide since it first appeared in December 2019. There are currently no drugs that can effectively arrest replication of the virus in people who have contracted the illness. Sunshine Biopharma has completed the synthesis of four potential inhibitors of PLpro and subsequently identified a lead compound, SBFM-PL4. The Company is currently advancing the development of SBFM-PL4 in collaboration with the University of Georgia, College of Pharmacy.

In addition, to working on the development of a treatment for COVID-19, Sunshine Biopharma is engaged in the development Adva-27a, a unique anticancer compound. Tests conducted to date have demonstrated the effectiveness of Adva-27a at destroying Multidrug Resistant Cancer Cells, including Pancreatic Cancer cells, Small-Cell Lung Cancer cells, Breast Cancer cells, and Uterine Sarcoma cells. Clinical trials for Pancreatic Cancer indication are planned to be conducted at McGill University’s Jewish General Hospital in Montreal, Canada. Sunshine Biopharma is owner of all patents and intellectual property pertaining to Adva-27a.

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Safe Harbor Forward-Looking Statements

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the SEC. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including but not limited to general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing as well as new service lines noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations we will be providing services in, the impact of which cannot be predicted at this time.

For Additional Information Contact:

Camille Sebaaly, CFO

Sunshine Biopharma Inc.

Direct Line: 514-814-0464

camille.sebaaly@sunshinebiopharma.com

www.sunshinebiopharma.com

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